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                          February 20, 2024

       Paul Warley
       Chief Executive Officer
       Ascent Solar Technologies, Inc.
       12300 Grant Street
       Thornton, CO 80241

                                                        Re: Ascent Solar
Technologies, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed February 14,
2024
                                                            File No. 333-277070

       Dear Paul Warley:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing